U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

Goodman                David                   B
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   (Last)               (First)                 (Middle)


1600 SW 5th Ave.
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                                    (Street)

Pompano Beach             FL                   33060
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

August 15, 1997
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

Visual Data Corporation  ("VDAT")
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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing
   (Check applicable line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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97/5131.100/97477

             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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* If the Form is filed by more than one Reporting Person, see Instruction
5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)




97/5131.100/97477

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      7. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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Stock Option           9/30/97    9/30/02           Common Stock            50,000        $6              D
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Stock Option           1/1/98     9/30/02           Common Stock            50,000        $6              D
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Stock Option           9/30/98    9/30/02           Common Stock            50,000        $6              D
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Stock Option           9/30/99    9/30/02           Common Stock            50,000        $6              D
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Stock Option           9/30/00    9/20/02           Common Stock            50,000        $6              D
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Explanation of Responses:

*







By:  /s/ David E. Goodman                          December 12, 1997
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**  Signature of Reporting Person                    Date


**  Intentional misstatements or omissions of facts constitute Federal Criminal
    Violations.    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

97/5131.100/97477